UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2004

PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:
(440) 930-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On December 15, 2004, the Board of Directors and the Compensation and Governance Committee of the Board of Directors (the “Committee”) of PolyOne Corporation (the “Company”) authorized certain changes to the benefit arrangements affecting executive officers and directors in response to the passage of the American Jobs Creation Act of 2004 (the “Jobs Act”). The Jobs Act added Section 409A to the Internal Revenue Code of 1986, as amended, which imposes new requirements on deferred compensation arrangements. Specifically, the Committee authorized certain changes to the Geon Company Section 401(a)(17) Benefit Restoration Plan (the “BRP”) and the Board of Directors of the Company authorized certain changes to the PolyOne Corporation Deferred Compensation Plan for Non-Employee Directors (the “Directors Plan”) and the PolyOne Supplemental Retirement Benefit Plan (the “Supplemental Plan”) (the BRP, the Directors Plan and the Supplemental Plan are referred to collectively as the “Plans”).

     The Committee approved amendments to the BRP to provide that the defined benefit type benefits under the BRP will be temporarily frozen on December 31, 2004. This temporary freeze is intended to be lifted following the issuance of guidance by the Internal Revenue Service on the Jobs Act (the “Guidance”). When the temporary freeze is lifted, defined benefit amounts deferred and vested as of December 31, 2004 will remain subject to the existing provisions of the BRP, to the extent permitted by the Jobs Act and the Guidance. Defined benefit amounts deferred on or after January 1, 2005 and defined benefit amounts deferred before January 1, 2005 but not vested on January 1, 2005 will be subject to the amended plan provisions that implement the Jobs Act. Defined contribution benefits under the BRP, which were previously frozen on May 31, 2003, will continue to be frozen indefinitely and remain subject to the existing provisions of the BRP, to the extent permitted by the Jobs Act and the Guidance. The Committee also approved an amendment to the BRP to conform the benefit claims and appeals procedures of the BRP to Department of Labor Regulations.

     The Board of Directors approved amendments to each of the Directors Plan and the Supplemental Plan to provide for two separate sub-accounts within each Plan. The first sub-account will contain amounts deferred and vested prior to January 1, 2005. This sub-account will remain subject to the existing provisions of the Plans, to the extent permitted by the Jobs Act and the Guidance. The second sub-account will contain amounts deferred on or after January 1, 2005 and amounts deferred before January 1, 2005 but not vested as of January 1, 2005. This sub-account will be subject to amended Plan provisions that implement the restrictions of the Jobs Act.

     Finally, all of the Plans were modified to allow participants in the Plans to make appropriate deferral elections and to receive distributions under the Plans in compliance with the Jobs Act.

     In addition, on December 15, 2004, the Committee approved the performance measures to be used to determine the amount of the cash bonus awards that may be paid to certain executive officers of the Company for fiscal year 2005 under the Senior Executive PolyOne Annual Incentive Plan. The performance measures relevant to the cash bonus determination for fiscal year 2005 will be targeted levels of cash flow and operating income. Executive officers are entitled to receive up to 200% of their annual salary based on the achievement of specified goals relating to these performance measures. After completion of fiscal year 2005, the Committee will determine the extent to which the performance measures have been achieved and will determine the actual bonus amounts to be paid. The Senior Executive PolyOne Annual Incentive Plan has been previously filed by the Company as an exhibit to its Annual Report on Form 10-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On December 15, 2004, the Board of Directors of the Company appointed Richard H. Fearon to membership, effective immediately. Mr. Fearon was appointed to fill the vacancy created by the death of David H. Hoag. The entire Board of Directors, including Mr. Fearon, will be up for election in May 2005. Mr. Fearon has been named to serve on the Audit Committee and the Compensation and Governance Committee, effective January 1, 2005. There is no arrangement or understanding between Mr. Fearon and any other persons pursuant to which Mr. Fearon was selected as a director. Mr. Fearon has no reportable transactions under Item 404(a) of Regulation S-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2004

POLYONE CORPORATION
By	/s/ Wendy C. Shiba

Name: Wendy C. Shiba Title: Vice President, Chief Legal Officer and Secretary